UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARDIO DIAGNOSTICS HOLDINGS, INC.

(Name of Registrant as Specified in its Certificate of Incorporation)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On or about September 8, 2026, Meeshanthini Dogan, the Chief Executive Officer of Cardio Diagnostics Holdings, Inc. mailed the following letter to stockholders who have not yet voted their shares in connection with the September 18, 2026 Annual Meeting of Stockholders.

Reminder: Your Vote Is Needed for the Annual Meeting of Stockholders

September 4, 2026

Dear Fellow Stockholder,

According to our records, we have not yet received your proxy vote or voting instructions for the Annual Meeting of Stockholders of Cardio Diagnostics Holdings, Inc. (the "Company"), scheduled for September 18, 2026. Stockholders of record as of the close of business on July 31, 2026 are entitled to vote.

Company bylaws require a quorum, meaning holders of a majority of outstanding shares must be present or represented by proxy, for business to be conducted at the meeting. As of the date of this letter, the Company has not yet reached the quorum threshold required to hold the meeting. Every vote, regardless of the number of shares held, brings us closer to this goal.

Voting only takes a few minutes and can be completed by following the instructions on the enclosed Voting Instruction Form.

The Board of Directors recommends a vote FOR each of the proposals described in the accompanying proxy statement. Your participation will help to ensure that the Company can conduct the business of the meeting and that your voice is represented.

Please cast your vote as soon as possible and in any event no later than 11:59 PM ET on September 17, 2026. If you have already voted, please disregard this reminder and accept our thanks for your participation.

If you have questions or need assistance voting your shares, please contact our proxy solicitor, Sodali & Co, at (800) 662-5200 or CDIO.info@investor.sodali.com.

Thank you for your continued investment in Cardio Diagnostics Holdings, Inc.

Sincerely,

Meeshanthini V. Dogan

Chief Executive Officer, Cardio Diagnostics Holdings, Inc.